Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

ITC^DeltaCom, Inc.

Atlanta, Georgia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 1, 2011, except for Notes 3, 6 and 12 as to which date is May 5, 2011, relating to the consolidated financial statements of ITC^DeltaCom, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended by ITC^DeltaCom, Inc.’s Current Report on Form 8-K filed May 5, 2011.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Atlanta, Georgia

July 11, 2011